UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

Power-One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29454	77-0420182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

740 Calle Plano Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 — Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 25, 2011, Power-One, Inc., a Delaware corporation (the “Company”), sent a redemption notice to the registered holders of its 6.0%/8.0%/10.0% convertible senior notes due 2019 (the “Notes”) calling for the redemption of all outstanding Notes on November 23, 2011 (the “Redemption Date”).  Pursuant to the terms of the indenture governing the Notes (the “Indenture”), unless converted into equity securities prior to such date, all Notes outstanding on the Redemption Date will be redeemed at a redemption price of 100% of the principal amount thereof ($1,000.00 for each $1,000 principal amount of Notes).  Pursuant to the terms of the Indenture and the Notes and in lieu of receiving the cash redemption price, holders of the Notes may convert their Notes prior to the Redemption Date into shares of the Company’s common stock or, at the election of the holder, into non-voting Series C Junior Participating Convertible Preferred Stock (the “Junior Preferred Stock”).  The Company has been advised that all of the holders of the Notes intend to convert the Notes into 36,375 shares of Junior Preferred Stock which will be convertible into 26,944,444 shares of common stock.  Under the terms of the Junior Preferred Stock, the holders of such securities are prohibited, subject to certain limited exceptions, from converting the shares of Junior Preferred Stock into common stock if such conversion would result in the holders owning more than 19.9% of the outstanding common stock.

On October 25, 2011, the Company also sent a notice of automatic conversion to the registered holders of its outstanding Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  Pursuant to the terms of the certificate of designation governing the Series A Preferred Stock (the “Series A Certificate”), all Series A Preferred Stock outstanding on November 8, 2011 (the “Conversion Date”) will be converted into the Company’s common stock at a conversion price of $1.35 per share of common stock, which translates to a rate of 740.7407407 shares of common stock for each share of Series A Preferred Stock.  Accordingly, all of the outstanding shares of Series A Preferred Stock will be converted into 17,500,000 shares of the Company’s common stock on the Conversion Date.

The foregoing description of the Indenture and the Series A Certificate is qualified in its entirety by reference to the Indenture and the Series A Certificate as previously filed with the Commission on May 8, 2009.

Item 3.02 — Unregistered Sales of Equity Securities

The information set forth in Item 2.04 of this Form 8-K with respect to the Notes, Series A Preferred Stock, Junior Preferred Stock and shares of common stock issuable upon conversion or exercise thereof is incorporated by reference in this Item 3.02.  Shares of common stock issued upon conversion of the Series A Preferred Stock and the Junior Preferred Stock will be issued in transactions anticipated to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) (because the holders of the convertible securities are accredited investors and the transactions do not involve a public offering) and/or Section 3(a)(9) thereof (because the conversions entail an exchange by the Company with its existing security holders exclusively, and no commission or other remuneration would be paid or given, directly or indirectly, for soliciting the exchange).

Item 8.01 — Other Events.

On October 27, 2011, the Company issued a press release announcing that it has called for redemption of all outstanding Notes on November 23, 2011 and conversion of all outstanding Series A Preferred Stock on November 8, 2011.  The press release is attached hereto as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1 (a)	Indenture, dated May 8, 2009, between Power-One, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee filed May 8, 2009

4.2 (a)	Certificate of Designation of Series A Convertible Participating Preferred Stock of Power-One, Inc., filed May 8, 2009

99.1	Redemption Notice with respect to the redemption of the registrant’s 6.0%/8.0%/10.0% convertible senior notes due 2019

99.2	Conversion Notice with respect to the redemption of the registrant’s Series A Convertible Preferred Stock

99.3

Press Release dated October 27, 2011 with respect to the redemption of the registrant’s 6.0%/8.0%/10.0% convertible senior notes due 2019 and the conversion of the registrant’s Series A Convertible Preferred Stock

(a)	Previously filed as an exhibit to the Current Report on Form 8-K filed on May 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 27, 2011

POWER-ONE, INC.

(Registrant)

By:	/s/ GARY R. LARSEN

Gary R. Larsen

Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1 (a)	Indenture, dated May 8, 2009, between Power-One, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee filed May 8, 2009

4.2 (a)	Certificate of Designation of Series A Convertible Participating Preferred Stock of Power-One, Inc., filed May 8, 2009

99.1	Redemption Notice with respect to the redemption of the registrant’s 6.0%/8.0%/10.0% convertible senior notes due 2019

99.2	Conversion Notice with respect to the redemption of the registrant’s Series A Convertible Preferred Stock

99.3

Press Release dated October 27, 2011 with respect to the redemption of the registrant’s 6.0%/8.0%/10.0% convertible senior notes due 2019 and the conversion of the registrant’s Series A Convertible Preferred Stock

(a)	Previously filed as an exhibit to the Current Report on Form 8-K filed on May 8, 2009.